Exhibit 16.01

December 31, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by US Lighting Group, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 (a) of Form 8-K, as part of the Form 8-K of US Lighting Group, Inc. dated December 31, 2020. We agree with the statements made in response to that Item concerning our Firm in such Form 8-K.

Sincerely,

Weinberg & Company, P.A

Los Angeles, California